Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Integrity Financial Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-4 of FNB Corp. of our report dated March 11, 2005 with respect to the consolidated financial statements of Integrity Financial Corporation. and of our report dated April 13, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Integrity Financial Corporation for the year ended December 31, 2004. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Dixon Hughes PLLC

Charlotte, North Carolina

December 28, 2005